Exhibit 10.15

Zscaler, Inc

110 Baytech Dr. Suite 100

San Jose, CA 95134

October 14, 2015

Andrew (Andy) Brown

Dear Andy:

On behalf of Zscaler, Inc. (the “Company”), I am extremely pleased to invite you to join the Company’s Board of Directors (the “Board”), subject to your formal appointment by the Board or election by the stockholders of the Company following your acceptance of this offer. As you are aware, the Company is a Delaware corporation and, therefore, your rights and duties as a Board member will be governed by Delaware law and our bylaws and charter documents, as well as by the policies established by our Board from time to time.

Our Board meetings are generally held quarterly at our headquarters in San Jose and you would be expected to attend these meetings, as well as any special meetings that may be scheduled from time to time. It is our hope that you will be able to attend our Board meetings in person.

As compensation for your services, the Company will, subject to approval of the Board, grant you a nonstatutory stock option to purchase 300,000 shares of the Company’s common stock (the “Option”). The exercise price per share will be equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board in its sole discretion. The Option shall vest at a rate of one forty-eighth (1/48) per month beginning on the date you first begin providing services to the Company, and shall be subject to your continued service to Company on each vesting date. The option will be early exercisable, subject to the Company’s right to repurchase any unvested shares. The Option shall be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan (the “Plan”) and the Company’s standard form of stock option agreement (the “Option Agreement”), as may be amended from time to time hereafter. No right to any stock is earned or accrued until such time as vesting occurs, nor does the grant confer any right to continue vesting or maintenance of your status as a service provider to the Company or member of the Board. In the event of a change of control of the Company during your term of service, 100% of the unvested shares subject to the Option described above shall vest immediately prior to the closing of such change of control.

You shall also be reimbursed for all reasonable expenses incurred by you in connection with your Board service. The payment of compensation to Board members is subject to the Company’s expense reimbursement policies and restrictions under applicable law, and as such, you should be aware that your compensation is subject to such future changes and modifications as the Board, or its appropriate committees, may deem necessary or appropriate.

Should you decide to join the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its directors and officers (the “Indemnification Agreement”) and you will be covered under the company’s D&O insurance policy to the same extent as the other members of the Board.

By accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company, and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties. In addition, by accepting this offer, you agree that you will hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of the Company, except to the extent that such disclosure or use may be required in direct connection with your duties as a member of the Board. Nothing in this offer or the Option Agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s charter, bylaws and the provisions of applicable law.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me as promptly as practicable. A duplicate original is enclosed for your records. This letter sets forth the terms of your directorship with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Please let me know if you need any additional information. We look forward to you joining our Board.

(Signature page follows)

Very truly yours,

Zscaler, Inc.

/s/ Jay Chaudhry
Name: Jay Chaudhry
Title: Chief Executive Officer and Chairman

Date: 11/2/2015

ACCEPTED AND AGREED:

Andrew (Andy) Brown

/s/ Andrew Brown
Signature

Date: 11/2/2015